EXHIBIT II
                                 ----------

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THIS SUBSCRIPTION AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                           SERIES A PREFERRED STOCK
                          SECURITIES PURCHASE AGREEMENT

                             NU-TECH BIO-MED, INC.

         THIS AGREEMENT is made this 6th day of November 1996, between NU-TECH BIO-MED, INC., NASDAQ Symbol "NTBM" (the "Company"), a Delaware corporation, with its principal office at 55 Access Road, Warwick, RI 02886, and BUCHANAN FUND LTD. (the "Purchaser"), with its principal office at 6 Front Street, Hamilton, Bermuda.

          IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

          Section 1.  Certain Definitions  For purposes of this Agreement:

          "Closing Date" means the date agreed to by the parties for the delivery of the stock certificate against a wire transfer of the funds to the Company.

          "Closing" means the completion of the purchase and sale of the Shares on the Closing Date.

          "Common Stock" means the Common Stock of the Company, $.01 par value.

          "Conversion Date" means the date on which the Purchaser has telecopied the Notice of Conversion to the Company.

          "Conversion Shares" means the common stock issued upon the conversion of the Series A Convertible Preferred Stock.

          "Convertible Preferred Stock" means the Shares of Series A Preferred Stock of the Company convertible into common stock of the Company as hereinafter provided.


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          "Conversion Price" means an amount equal to the lesser of (i) a twenty-five (25%) percent discount off the five (5) day average closing bid price of the Common Stock as reported by NASDAQ for the previous five (5) business days ending on the day before the Conversion Date; or (ii) $17.50. In the event that the Company has not complied with Section 7.2 of the Agreement and the registration statement is not effective within one hundred twenty (120) days from the Closing Date, the discount used in calculating the Conversion Price in the event that the formula used is (i) above the discount will be thirty-five (35%) percent, or if (ii) is used, the price will be $15.75.

          "Purchase Price" means the aggregate purchase price of the Shares purchased.

          "Shares" means the purchased Convertible Preferred Shares.

          Section 2.  Authorization and Sale of Shares

          2.1 Authorization. Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance of the Shares.

          2.2 Agreement to Sell and Purchase the Shares. The Company will sell and the Purchaser will buy Shares in reliance upon the representations and warranties of the Company and Purchaser contained in this Agreement, upon the terms and conditions hereinafter set forth, 2.50 shares of Preferred Shares for an aggregate purchase price of Two Hundred and Fifty Thousand ($250,000) Dollars based on U.S. $1,000 per share. Such purchase and sale shall occur on the Closing Date.

          2.3 Time and Place of Closing. The Closing shall be held at the offices of Sheldon E. Goldstein, P.C. ("Escrow Agent"), 65 Broadway, New York, NY 10006, as promptly as practicable as agreed to by the parties to this Agreement.

          2.4 Payment and Delivery. At or prior to the Closing, the following shall occur:

          (a) Purchaser shall remit by wire transfer the Purchase Price to Escrow Agent as per separate Escrow Agreement, as payment in full for the Shares.

          (b) Company shall deliver or cause to be delivered to Escrow Agent a certificate representing the Shares, registered in the name of Purchaser (or any nominee designated by Purchaser at least three days before the Closing
Date), free and clear of all liens, claims, charges and encumbrances.

                                    PAGE 2

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          (c)  Wire instructions for Sheldon E. Goldstein, P.C. are as follows:

          Chase Manhattan Bank, N.A.
          ABA #021000021
          For the Account of United States Trust Company of New York Account #920-1-073195
          In Favor of Sheldon E. Goldstein, P.C. Attorney Trust Account Account #59-02347

          Section 3. General Representations and Warranties of the Company. The Company hereby represents and warrants to, and covenants with, the Purchaser that the following are true and correct as of the date hereof and as of the Closing Date.

          3.1 Organization; Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company.

          3.2 Capitalization. The authorized capital stock of the Company consists of 12,000,000 Shares of Common Stock, $.01 par value, and 1,000,000 Shares of Preferred Stock, $.01 par value, 14,000 of which have been designated Series A Convertible Preferred Stock. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company will reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit the conversion in full of the outstanding Shares. As of the Closing Date, the Company had reserved sufficient shares of Common Stock for issuance upon exercise of the Shares.

          3.3 Authorization. The Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in Section 7.4 of this Agreement. Upon their issuance and delivery pursuant to this Agreement, the Securities will be validly issued, fully paid and

                                    PAGE 3
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nonassessable and will be free of any liens or encumbrances; provided, however, that the Shares are subject to restrictions on transfer under state and/or federal Shares laws. The issuance and sale of the Shares will not give rise to any preemptive right or right of first refusal or right of participation on behalf of any person.

          3.4 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Articles of Incorporation, and any amendments thereto, Bylaws, Stockholders Agreements and any amendments thereto of the Company or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets.

          3.5 Accuracy of Reports and Information. The Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Action"). The Company his registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed and trades on Nasdaq Small Cap Market.

          The Company has filed all material required to be filed pursuant to all reporting obligations, under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer to sale of the Shares (or for such shorter period that the Company has been required to file such material).

          3.6 SEC Filings/Full Disclosure. None of the Company's filings with the Securities and Exchange Commission since July 1, 1995 contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The Company has, since July 1, 1995, timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

          There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in writing to the Purchaser could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of the Company, or
(ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

          3.7 Absence of Undisclosed Liabilities. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except as set forth in the Financial Statements or as incurred in the ordinary course of business after the date of the Financial Statements.
                                    PAGE 4

          3.8 Governmental Consent. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except the filing with the SEC of a registration statement on Form S-3 for the purpose of registering the Common Stock underlying the Shares.

          3.9 Intellectual Property Rights. Except as disclosed in the Form 10-K or Form 10-Qs and Form 8-Ks filed by the Company since July 1, 1995 (the "SEC Reports"), the Company has sufficient trademarks, trade names, patent rights, copyrights and licenses to conduct its business as contemplated in the SEC Reports. To the Company's knowledge, neither the Company nor its products is infringing or will infringe any trademark, trade name, patent right, copyright, license, trade secret or other similar right of others currently in existence; and there is no claim being made against the Company regarding any trademark, trade name, patent, copyright, license, trade secret or other intellectual property right which could have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

          3.10 Material Contracts. Except as set forth in the SEC Reports, the agreements to which the Company is a party described in the SEC Reports are valid agreements, in full force and effect, the Company is not in material breach or material default (with or without notice or lapse of time, or both) under any of such agreements, and, to the Company's knowledge, the other contracting party or parties thereto are not in material breach or material default (with or without notice or lapse of time, or both) under any of such agreements.

          3.11 Litigation. There is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

          3.12 Title to Assets. Except as set forth in SEC Reports, the Company has good and marketable title to all properties and material assets described in the SEC Reports as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.

          3.13 Subsidiaries. Except as disclosed in the SEC Reports, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

          3.14 Required Governmental Permits. The Company is in possession of and operating in compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities which are material to the conduct of its business, all of which are valid and in full force and effect.

          3.15 Listing. The Company will maintain the listing of its Common Stock on the Nasdaq Small Cap Market.

          3.16 Other Outstanding Securities/Financing Restrictions. Except as disclosed in the SEC Reports, there are no other outstanding securities debt or equity presently convertible into Common Shares.

          3.17 Legal Opinion. Purchaser shall, upon purchase of the Shares, receive an opinion letter from counsel to the Company, and the Company represents that it will immediately obtain such an opinion from counsel to the satisfaction of the Transfer Agent, to the effect that:

                (i) The Company is duly incorporated and validly existing in the jurisdiction of its incorporation. The Company and/or its subsidiaries are duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company and/or its subsidiaries owns or leases properties, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conduct its business.

                (ii) There is no action, proceeding or investigation pending, or to such counsel's knowledge, threatened against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company.

                (iii) The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

                (iv) There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.

                (v) All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                (vi) The Convertible Preferred Shares, which shall be issued at the closing, are properly issued in accordance with the law of the Company's State of Incorporation.

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                (vii)  The Common Stock is registered pursuant to Section
     12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.

                (viii) This Securities Purchase Agreement, the issuance of Convertible Preferred Shares and the issuance of the Conversion Shares, have been duly approved by all required corporate action and that all such securities, upon delivery, shall be validly issued and outstanding, fully paid and nonassessable.

                (ix) The issuance of the Conversion Shares in accordance with the terms and conditions of the Certificate of Designation and this Agreement, will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

          Section 4. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Company that the following are true and correct as of the date hereof and as of the Closing Date.

          4.1 Authority. The Purchaser's signatory has all right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and will constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in Section 7.4 of this Agreement.

          4.2 Investment Experience. Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Purchaser is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company, including the SEC Reports, to reach an informed and knowledgeable decision to acquire the Shares. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

          4.3 Investment Intent. Without limiting its ability to resell the Shares and underlying Common Stock pursuant to an effective registration statement, Purchaser represents that it is purchasing the Shares for its own account as principal for investment purposes. Purchaser understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with

                                    PAGE 7

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the Securities Act and any applicable state securities laws, and the rules and regulations promulgated thereunder.

          4.4 Registration or Exemption Requirements. Purchaser further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. Purchaser understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

          4.5 No Legal, Tax or Investment Advice. Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.

          4.6 Purchaser Review. Purchaser hereby represents and warrants that the Purchaser has carefully examined the SEC Reports, and the financial statements contained therein filed with the SEC pursuant to the Securities Exchange Act since July 1, 1995. The Purchaser acknowledges that the Company has made available to the Purchaser all documents and information that it has requested relating to the Company and has provided answers to all of its questions concerning the Company and the Shares. Nothing stated in the previous two sentences, however, shall be deemed to affect the representations and warranties of the Company contained in this Agreement.

          4.7 Certain Risks. The Purchaser recognizes that the purchase of the Shares involves a high degree of risk in that:

               (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

               (ii)   a purchaser may not be able to liquidate its investment;

               (iii)  transferability of the Shares is extremely limited;

               (iv) in the event of disposition, Purchaser could sustain the loss of its entire investment;

               (v) the Shares represent non-voting equity securities, and the right to convert into and purchase shares of voting equity securities in a corporate entity;

                                    PAGE 8

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               (vi)   no return on investment, whether through distributions,
     appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof;

               (vii) while the Common Stock is presently quoted and traded on the Nasdaq Small Cap Market and while the Purchasers are beneficiaries of certain registration rights provided herein, the Shares subscribed for and that may be purchased under this Agreement and the Common Stock issuable upon conversion of the Shares:

               (a) are not registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below; and

               (b) are not quoted, traded or listed for trading or quotation on the Nasdaq Small Cap Market, or any other organized market or quotation system, and there is therefore no present public or other market for such Shares or the common stock, nor can there be any assurance that the common stock will continue to be quoted, traded or listed for trading or quotation on the Nasdaq Small Cap Market or on any other organized market or quotation system.

         4.8 No Registration, Review or Approval. The Purchaser acknowledges and understands that the limited private offering and sale of Shares pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. The Purchaser acknowledges, understands and agrees that the Shares are being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) or Section 4(2) of such Act and Regulation D promulgated under such Act, and (ii) a similar exemption to the registration provisions of applicable state securities laws.

          4.9 Legend. The certificate or certificates representing the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, such legend to be substantially as follows:

          "NEITHER THIS PREFERRED STOCK NOR ANY SHARES OF COMMON
     STOCK ISSUABLE UPON THE CONVERSION OF THIS PREFERRED STOCK


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     HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
     (THE "SECURITIES ACT") OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THIS PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS PREFERRED STOCK MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT THERETO UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAW OR WITHOUT THE PRIOR WRITTEN CONSENT OF NU-TECH BIO-MED, INC.'S COUNSEL THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

          "NOTWITHSTANDING THE FOREGOING, THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION ARE ALSO SUBJECT TO THE REGISTRATION RIGHTS SET FORTH IN THAT CERTAIN PREFERRED STOCK SECURITIES PURCHASE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE."

          The legend(s) endorsed on a stock certificate pursuant to this
Section 4.7 shall be removed and the Company shall issue a replacement certificate without such legend to the holder of such certificate if the Shares represented by such certificate are registered under the Securities Act or if such holder provides to the Company an opinion of counsel, acceptable to the Company's counsel, to the effect that a public sale, transfer or assignment of such Shares may be made without registration.

          4.10 Restrictions on Conversion of Shares. The Purchaser or any subsequent holder of the shares (the "Holder") shall be prohibited from converting any portion of the Shares which would result in the Purchaser or the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding Common Stock of the Company.

          Section 5. Conditions to the Purchaser's Obligation to Purchase. The Company understands that the Subscriber's obligation to purchase the Stock is conditioned upon:

          (a) Acceptance by Purchaser of this Subscription Agreement for the sale of the Stock, as evidenced by the execution of this Agreement by its authorized officers;

          (b)  Delivery of the Shares against payment:

          (c) The delivery at the closing of a certificate from an authorized officer of the Company certifying that all representations and warranties of the Company are true and correct as of the Closing Date (in the form annexed hereto as Exhibit A1);

          (d) The delivery of a copy of a filed Certificate of Designation (in the form annexed hereto as Exhibit B) with proof of filing; and

                                    PAGE 10

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          (e)  The delivery of a Demand Registration Rights Agreement executed by the Company (in the form annexed hereto as Exhibit C).

          Section 6. Conditions to Company's Obligation to Sell. Purchaser understands that the Company's obligation to sell the Stock is conditioned upon:

          (a) The receipt and acceptance by the Company of this Subscription Agreement for all of the Stock as evidenced by execution of this Subscription Agreement by the President or any Vice President of the Company;

          (b) Delivery to the Company by Purchaser of good funds as payment in full for the purchase of the Shares; and

          (c) The delivery at the closing of a certificate from an authorized officer or representative of Subscriber certifying that all representations and warranties of the Purchaser are true and correct as of the Closing Date (in the form annexed hereto as Exhibit A2).

         Section 7. Registration of the Shares: Compliance with the Securities Act.

         7.1  Definitions.  For the purpose of this Section 7:

         (a) the term "Registration Statement" shall mean any registration statement required to be filed by Section 7.2 below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statement; and

         (b) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         7.2 Registration Procedures and Expenses. The Company has entered into a Demand Registration Rights Agreement with the Purchaser, whereby a majority of the holders of the Shares have a right to demand that the Company:

         (a) promptly after the exercise of the Demand Registration Rights Agreement and in sufficient time to have such registration effective within one hundred twenty (120) days from the Closing Date, file with the SEC a registration statement under the Securities Act on a form which is appropriate to register the Common Stock underlying the Shares;

         (b) use its best efforts, subject to receipt of necessary information from the Purchaser, to cause such Registration Statement to become effective as promptly after filing as practicable;

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         (c)  prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until termination of such obligation as provided in Section 7.9 below;

         (d) furnish to the Purchaser with respect to Common Stock registered on the Registration Statement (and to each underwriter, if any, of such Common Stock) such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Common Stock by the Purchaser; provided, however, that the obligation of the Company to deliver copies of prospectuses to the Purchaser shall be subject to the receipt by the Company of reasonable assurances from the Purchaser that the Purchaser will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use of such prospectuses;

         (e) file such documents as may be required of the Company for normal securities law clearance for the resale of the Common Stock in which states of the United States as may be reasonably requested by the Purchaser; provided, however, that the Company shall not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

         (f) bear all expenses in connection with the procedures in paragraphs (a) through (e) of this Section 7.2 and the registration of the Common Stock on such Registration Statement and the satisfaction of the blue sky laws of such states, including the reasonable fees and expenses of legal counsel to the Purchaser in connection with the procedures in paragraph (a) through (e) of this Section 7.2, other than underwriting discounts and selling commissions or expenses required by law to be borne by Purchaser.

         7.3 Underwriter. The Company understands that the Purchaser disclaims being an "underwriter" (as such term is defined under the Securities Act and the rules and regulations promulgated thereunder (an "Underwriter")), but Purchaser being deemed an Underwriter shall not relieve the Company of any obligation it has hereunder.

         7.4 Indemnification. Each of the Company and the Purchaser agrees to indemnify the other and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made by it in this Agreement.

         7.5 Information Available. So long as any registration statement is effective covering the resale of the Common Stock underlying the Shares, the Company will furnish to Purchaser:

          (a) as soon as possible after available (but in the case of the Company's Annual Report to Stockholders, within 150 days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Stockholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a national firm of certified public accountants); (ii) if not included in substance in the Annual Report to Stockholders, its annual report on Form 10-K within 100 days after the end of each fiscal year of the Company, (iii) each of its Quarterly Reports to Stockholders, and its quarterly report on Form 1O-Q, and (iv) a full copy of the registration statement covering the Common Stock underlying the Shares (the foregoing, in each case, excluding exhibits); and

          (b) upon the reasonable request of Purchaser, such other information that is generally available to the public.

          7.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Shares to the public without registration, the Company agrees to use its best efforts to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

          (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

          (c) to furnish to Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing Purchaser to sell any such Shares without registration.

          7.7 Temporary Cessation of Offers and Sales by Purchaser. The Purchaser acknowledges that there may occasionally be times when the Company may be required to suspend the use of the prospectus forming part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission, until the prospectus is supplemented or amended to comply with the Securities Act, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Company agrees to file any necessary amendments, supplements and reports as soon as practicable under the circumstances. Purchaser hereby covenants that it will not sell any Common Stock pursuant to said prospectus during a period of not more than 45 days commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus, as the same may have been supplemented or amended.

          7.8 Transfer of Common Stock After Registration. Purchaser hereby covenants with the Company not to make any sale of the Common Stock except either (i) in accordance with the Registration Statement, in which case Purchaser covenants to comply with the requirement of delivering a current prospectus, or (ii) in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144.

          7.9 Termination of Obligations. The obligations of the Company pursuant to Sections 7.2, 7.3 and 7.6 hereof shall cease and terminate upon the earlier to occur of (i) such time as all of the Common Stock have been re-sold, or (ii) such time as all of the Common Stock may be re-sold in any three-month period pursuant to Rule 144 under the Securities Act.

          Section 8. Use of Proceeds. The proceeds of this Offering have been allocated only generally. Therefore, prospective purchasers must rely on the Company's management to specifically allocate the proceeds. The Company has identified a clinical laboratory which it believes is suitable for the Company's purposes. The Proposed Acquisition has been operating since 1992 and currently generates approximately $85,000,000 in annual revenues; however, the Proposed Acquisition is incurring ongoing and significant losses which the Company believes is at the rate of approximately $25,000,000 per year. The Proposed Acquisition is also in default on approximately $80,000,000 in senior secured debt (the "Senior Debt") and approximately $40,000,000 in subordinated debt. The Company is currently negotiating with the holders of the Senior Debt and the management of the Proposed Acquisition to acquire a 51% interest in the Proposed Acquisition. No agreement has been reached with these parties and there can be no assurance that such an agreement will ever be consummated. However, the Company believes that if an agreement is reached with the Proposed Acquisition and the Senior Debt holders, it will involve the purchase by the Company of $10,000,000 of Senior Debt in advance of the closing of the Acquisition. The Company intends to utilize the proceeds of this Offering to purchase the Senior Debt if an agreement is reached for the Proposed Acquisition. Thereafter, the Company anticipates that all agreements regarding the Acquisition will be subject to the approval of the United States Bankruptcy Court or some other entity representing the rights of other creditors of the Proposed Acquisition. Accordingly, even if an agreement is reached with the Senior Debt holders and the Proposed Acquisition, and the $10,000,000 of Senior Debt purchased, there can be no assurance the Acquisition will be consummated. Under such circumstances, the Company will be a creditor of the Proposed Acquisition holding Senior Debt in default. Investors in this Offering should consider this risk when evaluating an investment in the Shares.

          In the event the Company does not consummate the Proposed Acquisition, the Company intends to evaluate other possible transactions.

          Section 9. Legal Fees and Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

          Section 10. Conversion. Conversion of the Cumulative Preferred Stock may be made at the Conversion Price, at the option of the Purchaser, as follows:

             (1) Up to one-third of the Shares after forty-five (45) days from Issue Date;

             (ii) Up to two-thirds of the Shares after seventy-five (75) days from Issue Date;

             (iii) The remainder of the Shares after one hundred five
     (105) days from the Issue Date.

          In the event that any Shares remain outstanding two hundred seventy
(270) days from the Closing Date, at the option of the Company, and upon thirty (30) days prior notice to the Purchaser, the Shares shall be converted to Common Stock on that day at the applicable Conversion Price. In the event that the Common Stock is not registered within sixty (60) days of the Closing Date, this conversion date will be extended one day for each day that the registration statement for the Common Stock is not effective, after sixty (60) days from the Closing Date.

          10.1 Notice of Conversion. Conversion of the Shares to Common Stock may be exercised in whole or in part by Purchasers telecopying an executed and completed Notice of Conversion (in the form annexed hereto as Exhibit D) to the Company and delivering the original Notice of Conversion and the certificate representing the shares to the Company by express courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will transmit the certificates representing the Common Stock issuable upon conversion of all or any part of the Shares (together with the Common Stock issuable upon conversion of all or any part of the Shares (together with the certificates representing portions of the Shares not so converted) to the Purchaser via express courier within three (3) business days after the Company has received the original Notice of Conversion and shares certificate being so converted. The Notice of Conversion and certificate representing the portion of the Shares converted shall be delivered as follows:

               To the Company:
               Nu-Tech Bio-Med, Inc.
               55 Access Road
               Warwick, RI 02886
               Attn:  J. Marvin Feigenbaum
               Fax (401) 738-9160
or to such other person at such other place as the Company shall designate to the Purchaser in writing.

          In the event that the Shares are not converted within ten (10) business days of receipt by the Company of a valid Conversion Notice and certificates representing the Shares to be converted (such date of receipt referred to as the "Conversion Date"), the Company shall pay to the Purchaser, by wire transfer, as liquidated damages for such failure and not as a penalty, an amount in cash equal to one (1%) percent per day of the purchase price of the Shares to be converted which shall run from the initial Conversion Date.

          Section 11. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first class registered or certified airmail, postage prepaid, and shall be deemed given when so mailed:

               (a)  if to the Company, to
                    Nu-Tech Bio-Med, Inc.
                    55 Access Road
                    Warwick, RI 02886
                    Attn: J. Marvin Feigenbaum
                    Fax (401) 738-9160

                    copy to:
                    Goldstein & Digiola, LLP
                    369 Lexington Avenue
                    New York, NY 10017

or to such other person at such other place as the Company shall designate to the Purchaser in writing;

               (b)  if to the Purchaser, to

                    BUCHANAN CAPITAL MANAGEMENT, LTD.
                    Buchanan House
                    3 St. James's Square
                    London SWlY4JU
                    England

                    copy to:







or at such other address or addresses as may have been furnished to the Company in writing; or

               (c) if to any transferee or transferees of a Purchaser, at such address or addresses as shall have been furnished to the Company at the time of the transfer or transfers, or at such other address or addresses as may have been furnished by such transferee or transferees to the Company in writing.

          Section 12.  Miscellaneous.

          12.1 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement or any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          12.2 Amendments. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and by Purchaser.

          12.3 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

          12.4 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          12.5 Governing Law/Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the 1933 Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the courts of or located in the State of New York, specifically the Southern District of New York and/or the Supreme Court of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

          12.6 Recovery of Attorney's Fees. Should any party bring an action to enforce the terms of this Agreement then, if Purchaser prevails in such action it should be entitled to recovery of its attorney's fees from the Company, and if the Company prevails in such action it shall be entitled to recovery of its attorney's fees from the Purchasers.

          12.7 Fees. Notwithstanding Section 11.6, the Company acknowledges that Purchaser shall have no responsibility for the payment of any of its fees in connection with this offering.

          12.8 Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

          12.9 Publicity. The Purchaser shall not issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the Company, except as may be required by applicable law or regulation.

          12.10 Survival. The representations and warranties in this Agreement shall survive Closing.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives the day and year first above written.


                                   NU-TECH BIO-MED, INC.


                                   By     /s/         Pres.
                                     ________________________
                                     Officer


                                   [PURCHASER]


                                   By     /s/
                                     _________________________
                                     Officer  Jonathan Lidster
                                              17/10/96

                                   FOR AND ON BEHALF OF
                                   BUCHANAN CAPITAL MANAGEMENT LTD.
                                   INVESTMENT MANAGER TO:
                                   BUCHANAN FUND LTD.

                                   Offshore Delivery
                                   Instructions:
                                   Mr. Jonathan Lidster
                                   Buchanan Capital Management Ltd
                                   Buchanan House
                                   3 St. James's Square
                                   London SW1Y4JU
                                   England